Exhibit N

August 2, 2013

Theragenics Corporation
5203 Bristol Industrial Way
Buford, Georgia 30518

Ladies and Gentlemen:

This Letter Agreement is being delivered by Juniper TGX Investment Partners, LLC (the “Investor”) to Theragenics Corporation, a Delaware corporation (the “Company”), in connection with the execution of that Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), between Juniper Acquisition Corporation, a Delaware corporation (“MergerCo”) and the Company, pursuant to which MergerCo will merge with and into the Company. The Investor and the Company hereby agree as follows:

1. OBLIGATIONS. To induce the Company to enter into the Merger Agreement, the Investor hereby absolutely, unconditionally and irrevocably guarantees to the Company, on the terms and conditions set forth herein, the payment obligations of MergerCo under Section 7.6(c) of the Merger Agreement (the “7.6(c) Obligations”) and Section 7.6(d) of the Merger Agreement (the “7.6(d) Obligations”).  The 7.6(c) Obligations or the 7.6(d) Obligations, as applicable, are referred to herein as the “Merger Agreement Obligations”. Notwithstanding the foregoing, (a) the maximum amount payable hereunder shall not exceed $2,000,000.00 with respect to the 7.6(c) Obligations and $4,000,000.00 with respect to the 7.6(d) Obligations (such amounts, as applicable, being referred to herein as the “Cap”) and (b) in no event shall the Investor be obligated with respect to both the 7.6(c) Obligations and the 7.6(d) Obligations. In furtherance of the foregoing, the Investor acknowledges that the Company may, in its sole discretion, bring and prosecute a separate action or actions against the Investor for the full amount of the Merger Agreement Obligations, regardless of whether action is brought against MergerCo pursuant to the last sentence of Section 10(a) of this Letter Agreement, whether MergerCo is joined (to the extent permitted by Section 10(a)) in any such action or actions or whether MergerCo is primarily responsible for causing the payment obligations of MergerCo under the Merger Agreement.

2. NATURE OF THE OBLIGATIONS. The Company shall not be obligated to file any claim relating to the Merger Agreement Obligations in the event that MergerCo becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the Investor’s obligations hereunder. In the event that any payment to the Company hereunder is rescinded or must otherwise be returned for any reason whatsoever, the Investor shall remain liable hereunder with respect to the Merger Agreement Obligations as if such payment had not been made (subject to the terms hereof). This is an unconditional guarantee of payment and not of collectability.

3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Investor agrees that the Company may at any time and from time to time, without notice to or further consent of the Investor, extend the time of payment of any of the Merger Agreement Obligations, and may also make any agreement with MergerCo or with any other person interested in the transactions contemplated by the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and MergerCo or any such other person without in any way impairing or affecting the Investor’s obligations under this Letter Agreement. The Investor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against MergerCo or any other person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of any of the Merger Agreement Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Merger Agreement Obligations (provided that any such change, rescission, waiver, compromise, consolidation or other amendment or modification shall be subject to the prior written consent of MergerCo to the extent required under the Merger Agreement); (c) the addition, substitution or release of any entity or other person interested in the transactions contemplated by the Merger Agreement, (provided that any such addition, substitution or release shall be subject to the prior written consent of MergerCo to the extent required under the Merger Agreement); (d) any change in the corporate existence, structure or ownership of MergerCo or any other person interested in the transactions contemplated by the Merger Agreement; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting MergerCo or any other person interested in the transactions contemplated by the Merger Agreement; (f) the existence of any claim, set-off or other right which the Investor may have at any time against MergerCo or the Company, whether in connection with the Merger Agreement Obligations or otherwise; (g) any change in the Applicable Law of any jurisdiction; or (h) the adequacy of any other means the Company may have of obtaining payment of any of the Merger Agreement Obligations. To the fullest extent permitted by law, the Investor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Investor waives promptness, diligence, notice of the acceptance of this Letter Agreement and of the Merger Agreement Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Merger Agreement Obligations incurred and all other notices of any kind (except for notices required to be provided to MergerCo and its counsel in accordance with Section 8.7 of the Merger Agreement, which when duly given shall be deemed notice to the Investor), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of MergerCo or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally.  Notwithstanding anything to the contrary contained herein, the Company agrees that the Investor may assert, as a defense to any payment by the Investor under this Letter Agreement, any claim, set-off, deduction or defense that (A) MergerCo could assert against the Company under the terms of the Merger Agreement or (B) the Investor could assert based upon a breach by the Company of this Letter Agreement (including claims against the Company or any of its Subsidiaries for fraud or willful misconduct). The Investor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Letter Agreement are knowingly made in contemplation of such benefits.

The Company hereby covenants and agrees that it shall not institute, and shall cause its subsidiaries and Controlled Affiliates (as defined below) not to institute, and shall instruct each Affiliate that is not a Controlled Affiliate  not to institute in the name of or on behalf of the Company or any other person, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Investor, MergerCo or the Investor Affiliates (as defined below) except for claims against the Investor under this Letter Agreement and, if and to the extent the Company is advised by counsel that a claim must also be asserted against MergerCo under the Merger Agreement in connection with such claim against the Investor under this Letter Agreement, against MergerCo under the Merger Agreement; provided, however, that nothing contained herein shall operate or be construed as a waiver or release by the Company of its right to assert any defenses or counterclaims against the Investor or, as applicable, MergerCo, in connection with any claims, defenses or counterclaims asserted by them against the Company.  The Investor hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding asserting that this Letter Agreement is illegal, invalid or unenforceable, in whole or in part. The Company shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Company’s rights against, any person liable for any Merger Agreement Obligations prior to proceeding against the Investor hereunder. For purposes of this Letter Agreement, “Controlled Affiliate” of any person means any Affiliate that such person directly or indirectly controls (within the meaning of Rule 12b-2 of the Exchange Act) and, for purposes of this Letter Agreement, includes the directors and officers of such person. The Investor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against MergerCo that arise from the existence, payment, performance, or enforcement of the Investor’s Merger Agreement Obligations under or in respect of this Letter Agreement or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against MergerCo, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from MergerCo or such other person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Merger Agreement Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement shall have been paid in full in cash. If any amount shall be paid to the Investor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Merger Agreement Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Investor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Merger Agreement Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for any Merger Agreement Obligations and any amounts payable under the proviso to the last sentence of Section 8 of this Letter Agreement thereafter arising. Notwithstanding anything to the contrary contained in this Letter Agreement, the Company hereby agrees that to the extent MergerCo is relieved of its obligations under Section 7.6(c) or Section 7.6(d) of the Merger Agreement, the Investor shall be similarly relieved of its obligations under this Letter Agreement.

4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. REPRESENTATIONS, WARRANTIES AND COVENANTS.

(a) The Investor hereby represents and warrants that:

(i) the Investor is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The Investor has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted;

(ii) the execution, delivery and performance of this Letter Agreement have been duly authorized by all necessary action and do not contravene or violate any provision of the Investor’s limited liability company agreement or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Investor or its assets;

(iii) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Letter Agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Letter Agreement;

(iv) this Letter Agreement constitutes a legal, valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (B) general equitable principles (whether considered in a proceeding in equity or at law); and

(v) the Investor has the financial capacity to pay and perform its obligations under this Letter Agreement, and all funds necessary for the Investor to fulfill the Merger Agreement Obligations under this Letter Agreement shall be available to the Investor for so long as this Letter Agreement shall remain in effect in accordance with Section 8 hereof.

 (b) The Investor hereby covenants and agrees with the Company that for so long as this Letter Agreement shall remain in effect in accordance with Section 8 hereof, the Investor will at all times maintain Availability (as hereinafter defined) in an amount equal to or greater than $4,000,000   As used herein, the term “Availability” shall mean the sum of (i) the aggregate amount of the following unrestricted and unencumbered items held in the United States of America: cash, cash equivalents, and marketable and liquid investments, plus (ii) amounts available to be drawn by the Investor under one or more lines of credit, the proceeds of which draw are permitted to be used for the purpose of satisfying the Investors Merger Agreement Obligations.

6. NO ASSIGNMENT. Neither the Investor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or the Investor, as the case may be; provided, however, that the Investor may assign all or a portion of its obligations hereunder to an Affiliate or to an entity managed or advised by an Affiliate of the Investor; provided, further, that (a) each such assignee shall be an entity duly incorporated, organized or formed, validly existing and in good standing, under the laws of any state of the United States of America (each, a “State”), with its chief executive office and principal place of business located in a State or in the District of Columbia, (b) the Investor shall provide prompt written notice to the Company of the name, notice address and fax number of each such assignee, and (c) no such assignment shall relieve the Investor of any liability or obligation hereunder except to the extent actually performed or satisfied by the assignee.

7. NOTICES. All notices and other communications hereunder shall be in writing in the English language and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next-day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices to the Investor or the Company hereunder shall be delivered as set forth below or to such other address or facsimile number as the Investor or the Company (as the case may be) shall have notified the other in a written notice delivered in accordance with this Section 7:

Juniper TGX Investment Partners, LLC
c/o Juniper Investment Company, LLC
600 Madison Avenue, 16th Floor
New York, NY  10022
Facsimile:               (212) 339-8585
Attention:              Alexis P. Michas
John A. Bartholdson

with a copy (which will not constitute notice to the Investor) to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York  10022
Facsimile:               (646) 848-8073
Attention:              Eliza W. Swann
If to the Company, to:

Theragenics Corporation
5203 Bristol Industrial Way
Buford, Georgia 30518
Facsimile:               (770) 831-4620
Attention:              Chief Executive Officer

with a copy (which will not constitute notice to the Company) to:

Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 W. Peachtree St., N.W.
Atlanta, Georgia 30309
Facsimile:               (404) 420-0787
Attention:              Rick Miller

8. CONTINUING OBLIGATION. This Letter Agreement shall remain in full force and effect and shall be binding on the Investor, its successors and assigns, and on the Company, until all of the Merger Agreement Obligations have been indefeasibly paid in full. Notwithstanding the foregoing, this Letter Agreement shall terminate and the Investor shall have no further obligations under this Letter Agreement as of the earlier of (a) the Effective Time, and (b) the first anniversary of the termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of the Merger Agreement Obligations presented by the Company to MergerCo or the Investor by such first anniversary. Notwithstanding the foregoing, in the event that the Company or any of its subsidiaries or Controlled Affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting the Investor’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against the Investor or any Investor Affiliates with respect to the transactions contemplated by the Merger Agreement other than liability of the Investor under this Letter Agreement or liability of MergerCo under the Merger Agreement, then (i) the obligations of the Investor under this Letter Agreement shall terminate ab initio and be null and void (ii) if the Investor has previously made any payments under this Letter Agreement, it shall be entitled to recover such payments, and (iii) neither the Investor nor any of its Affiliates shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement or under this Letter Agreement; provided, however, that if the Investor (A) fails to pay the Merger Agreement Obligations when due and the Company seeks to collect the payment of such amounts through any litigation or other proceeding or (B) asserts in any litigation or other proceeding that this Letter Agreement is illegal, invalid or unenforceable in accordance with its terms, then, in each case, to the extent the Company prevails in such litigation or proceeding, the Investor shall pay on demand all reasonable fees and out of pocket expenses of the Company in connection with such litigation or proceeding.

9. NO RECOURSE. The Company acknowledges that the sole assets of MergerCo are cash in a de minimis amount and its rights under the Merger Agreement, and that no additional funds are expected to be contributed to MergerCo unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Letter Agreement or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Investor may be a partnership or limited liability company, by its acceptance of the benefits of this Letter Agreement, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, the former, current or future security holders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Investor or any of its Affiliates, or any former, current or future security holder, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, assignee or representative of any of the foregoing (collectively, the “Investor Affiliates”), through MergerCo or otherwise, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of MergerCo against the Investor, Investor Affiliates, or MergerCo Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for (a) its rights to recover from the Investor (but not the Investor Affiliates) its Merger Agreement Obligations under and to the extent provided in this Letter Agreement, subject to the limitations described herein and (b) the Company’s rights against MergerCo under Section 8.14 of the Merger Agreement prior to any termination of the Merger Agreement. Recourse against the Investor under this Letter Agreement shall be the sole and exclusive remedy of the Company and all of its subsidiaries and Affiliates against the Investor or the Investor Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement. Nothing set forth in this Letter Agreement shall be construed to confer or give to any person (including any person acting in a representative capacity) other than the Company and the Investor any rights or remedies against any person other than the Company and the Investor as expressly set forth herein.

10. RELEASE.

(a) By its acceptance of this Letter Agreement, the Company hereby covenants and agrees that (i) neither the Company nor any of its Affiliates, and to the maximum extent permitted by law, none of its securityholders or representatives, has or shall have any right of recovery under or in connection with the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto (excluding transactions contemplated in any agreement executed and delivered on, and to be performed following, the Closing Date) (the “Excluded Transactions”), and to the extent that it has or obtains any such right, it, to the maximum extent permitted by law, hereby waives (on its own behalf and on behalf of each of the aforementioned persons) each and every such right against, and hereby releases, the Investor and the Investor Affiliates (collectively, the “Released Persons”), from and with respect to any claim, known or unknown, now existing or hereafter arising, in connection with any transaction contemplated by or otherwise relating to the Merger Agreement (other than the Excluded Transactions) or the transactions contemplated thereby, whether by or through attempted piercing of the corporate, partnership or limited liability company veil, by or through a claim by or on behalf of MergerCo (or any other person) against any Released Person, or otherwise under any theory of law or equity (the “Released Claims”), other than claims against the Investor pursuant to this Letter Agreement for the Merger Agreement Obligations, and (ii) recourse against the Investor under this Letter Agreement (and solely to the extent of the Merger Agreement Obligations) shall be the sole and exclusive remedy of the Company, the Company Affiliates and, to the maximum extent permitted by law, each of its securityholders and representatives, against each Released Person in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto. The Company hereby covenants and agrees that, it shall not institute, directly or indirectly, and shall cause its Controlled Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto (other than the Excluded Transactions), against any Released Person except claims against the Investor (and solely to the extent of the Investor’s Merger Agreement Obligations) under this Letter Agreement. Notwithstanding the foregoing, in connection with the pursuit by the Company of a claim under this Letter Agreement, the Company may pursue a declaratory judgment claim against MergerCo, but solely to the extent necessary to demonstrate that MergerCo has failed to perform its obligations under the Merger Agreement; provided, that such claim by the Company does not seek any other remedy (including damages) against MergerCo.

(b) For all purposes of this Letter Agreement, pursuit of a claim against a person by the Company or any of the Company’s Controlled Affiliates, or the failure of the Company to instruct any Affiliate that is not a Controlled Affiliate not to bring any claim in the name of or on behalf of the Company prior to such Affiliate that is not a Controlled Affiliate actually pursuing such a claim shall be deemed to be pursuit of a claim by the Company. A person shall be deemed to have pursued a claim against another person if such first person brings a legal action against such person or adds such other person to an existing legal proceeding.

(c) The Company acknowledges the Investor is agreeing to enter into this Letter Agreement in reliance on the provisions set forth in this Section 10. This Section 10 shall survive termination of this Letter Agreement.

(d) Notwithstanding any other provision hereof, nothing set forth in this Letter Agreement shall release or limit the Company’s rights against MergerCo under Section 8.14 of the Merger Agreement prior to any termination of the Merger Agreement.

11. GOVERNING LAW. This Letter Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

12. SUBMISSION TO JURISDICTION. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Letter Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state or federal court sitting in the Borough of Manhattan of The City of New York, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the Southern District of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 hereof or in such other manner as may be permitted by applicable laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Letter Agreement or any of the transactions contemplated by this Letter Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Letter Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Letter Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Letter Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

14. COUNTERPARTS. This Letter Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.

15. DEFINITIONS. Capitalized terms used, but not defined, in this Letter Agreement have the meanings given to such terms in the Merger Agreement.

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Very truly yours,

JUNIPER TGX INVESTMENT PARTNERS, LLC

By: JUNIPER TGX INVESTORS, LLC, its Managing Member

By:	/s/ John A. Bartholdson
Name: John A. Bartholdson
Title: Managing Member

Acknowledged and accepted:

THERAGENICS CORPORATION

By:	/s/ Francis J. Tarallo
Name: Francis J. Tarallo
Title: CFO

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